[ARTICLE]      5

EXHIBIT 10.33


February 17, 1999

Bari Abdul
1401 Red Hawk Cir. M107
Fremont, CA  94538

Dear Bari:

This is to confirm ONSALE's offer of employment to you as Vice President of Marketing at $145,000 per year, paid semi-monthly, starting March 1, 1999.

You will participate in ONSALE's standard benefits package as amended from time to time. This includes a 401K plan and health insurance for yourself. You may, at your expense, purchase coverage for additional family members under this plan.

You will also receive stock options for 60,000 shares of ONSALE common stock, subject to board approval, which will vest monthly over a four-year period after a six-month "cliff". The stock option price will be based on the closing price the day prior to the commencement of your employment with ONSALE.

You will participate in a quarterly bonus program that will be contingent upon the sucessful completion of objectives we will mutually agree upon. We will develop these measurable and timebound objectives shortly after your official start date. The maximum potential of this program will be capped at 20% of your annual salary, paid quarterly, and may be amended on an annual basis going forward.

You will be reimbursed up to $5,000 for moving expenses. Receipts must be submitted for reimbursement.

You will be required to sign a standard Employee Inventions and Assignment Agreement and an Acknowledgement and Receipt of ONSALE's Employee Handbook.

Your employment will at all times be `at will', which means that you or ONSALE can terminate your employment at any time with or without cause. There will be no express or implied agreements to the contrary.

This offer is contingent upon the completion of the background check.

Please sign and return a copy of this letter to indicate your acceptance of these terms. I look forward to working with you to make ONSALE a success.

This offer expires if not signed and returned by 5:00 p.m. on February
19,1999.


Sincerely,


_________________________                    ___________________________
Jerry  Kaplan                                Bari Abdul        Date
CEO